Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Platform Specialty Products Corporation

We consent to the use of our report dated February 11, 2014, with respect to the consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows of MacDermid, Incorporated and subsidiaries for the ten-month period ended October 31, 2013 and for the year ended December 31, 2012, and the related financial statement schedule, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Hartford, Connecticut
April 28, 2015